Transamerica Occidental Life Insurance Company
                              1150 S. Olive Street
                              Los Angeles, CA 90015




April 24, 2003


U.S. Securities and Exchange Commission 450 Fifth Street, N. W.
Washington, D.C.  20549


Gentlemen:


This opinion is furnished in connection with the filing by Transamerica Occidental Life Insurance Company (Transamerica) of the Registration Statement on Form N-6 of its modified single payment variable universal life insurance contracts ("Contracts") allocated to the Transamerica Occidental Life Separate Account VUL-2 under the Securities Act of 1933. The prospectus and the Statement of Additional Information (SAI) included in the Registration Statement describe the Contracts. I am familiar with and have provided actuarial advice concerning the preparation of the Registration Statement, including exhibits.


In my professional opinion, the illustrations of death benefits, contract values, and surrender values included in the SAI, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract and Transamerica's administrative procedures. The rate structure of the Contracts has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations (a) of a prospective purchaser of a Contract for a male standard nonsmoker age 62 at issue and qualifying for simplified underwriting and (b) of a prospective purchaser of a Contract for a male standard nonsmoker and a female standard nonsmoker, each age 68 at issue, qualifying for simplified underwriting, appear more favorable than such relationship for prospective purchasers of Contracts for people at other age/underwriting class combinations. Further, I am of the opinion that the illustrations represent a commonly used rating classification, premium payment amount and schedule, and issue ages for the individuals used in the illustration, such that the illustration is fairly representative of Contracts sold.


I hereby consent to the use of this opinion as an exhibit to Part C of the Registration Statement.








Sincerely,



Kathy Shao, FSA, MAAA
Second Vice President